Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is dated for reference purposes only as of April 30, 2021, and is entered into by and between ZIC 1212 Terra Bella LLC, a Delaware limited liability company (“Lessor”), and IRIDEX CORPORATION, a Delaware corporation (“Lessee”), with regard to the following facts:

RECITALS

A.Lessor and Lessee are parties to that certain Triple Net Lease dated April 26, 2017 (the "Lease”) for certain premises consisting of the entire building located at 1212 Terra Bella Avenue in the City of Mountain View, California, consisting of approximately 37,307 rentable square feet of space (the “Building”), together with the land owned by Lessor upon which the Building is located (the "Land"). The Land and the Building collectively are referred to herein as the “Project.” Capitalized terms used but not defined in this Amendment have the meanings given to such terms in the Lease.

B.Lessor and Lessee desire to amend the Lease to, among other things, reduce the portion of the Project leased by Lessee and extend the term of the Lease.

NOW, THEREFORE, in consideration of the above promises and mutual covenants, conditions and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Extended Term. The initial term of the Lease, which is scheduled to expire on February 28, 2022 (the “Initial Term”), is hereby extended for a period of thirty (30) months (the "Extended Term"), commencing March 1, 2022 and expiring August 31, 2024 (the “Expiration Date”), unless sooner terminated pursuant to the terms of the Lease. Lessee shall have no further option or right to extend the Term of the Lease. As used in the Lease, references to the "term" or "Term" of the Lease shall mean the period starting on the Commencement Date and ending on the Expiration Date (as extended pursuant to this Amendment).

2.Surrender. On or before May 1, 2021 (the “Surrender Date”), Lessee shall vacate and surrender that portion of the Building consisting of approximately 7,477 rentable square feet and shown on Exhibit A attached hereto (the “Surrendered Space”) in the condition required by the Lease, including, without limitation, the terms of Sections 7 and 35 of the Lease. Lessor shall be responsible for performing any work required to demise and separate the Surrendered Space from the remainder of the Premises, including any architectural, permitting and construction work, provided that the cost of all such work shall be split equally between Lessor and Lessee. Lessee shall reimburse Lessor for Lessee's share of such costs within thirty (30) days after Lessor's submission of an invoice accompanied by reasonable documentation evidencing the costs incurred. Following completion of such work, Lessor and Lessee shall perform a walk-through of the Surrendered Space. Effective as of the Surrender Date, the Lease shall be terminated with respect to the Surrendered Space, and, unless otherwise specified in this Amendment, "Premises", as defined in the Lease and as used herein, shall mean the remainder of the Building leased by Lessee (including a proportionate share of the interior common area), totaling for purposes of the Lease and this Amendment, approximately 29,830 rentable square feet and shown on Exhibit A attached hereto (for purposes of this Amendment, the “Reduced Premises”). For the avoidance of doubt, effective as of the Surrender Date, Lessee shall also surrender any and all right it has to the exclusive use of the Land and the approximately 1,256 rentable square feet of interior common areas (as depicted on Exhibit A), subject to the provisions of Section 5 hereof and the other applicable provisions of this Amendment regarding Lessee's rights to use the common areas. From and after the Surrender Date, all references in the Lease to the “Premises” shall thereafter mean the Reduced Premises. The Reduced Premises shall be referred to from time to time as “Suite 100” and the Surrendered Space as “Suite 200.”

3.Base Monthly Rent. Following the execution of this Amendment, Lessee shall pay Base Monthly Rent on or before the first day of each month without deduction or offset in accordance with the following schedule:

Time Period	Per RSF	RSF	Base Monthly Rent

5/1/2021-9/30/2021	$3.12	29,830	$93,069.60

10/1/2021-2/28/2022	$2.82	29,830	$84,120.60

3/1/2022-2/28/2023	$2.82	29,830	$84,120.60

3/1/2023-2/28/2024	$2.90	29,830	$86,507.00

3/1/2024-8/31/2024	$2.99	29,830	$89,191.70

4.Deferred Rent. In addition to the Base Monthly Rent payable under Section 3 above, on or before May 31, 2021, Lessee shall pay to Lessor the sum of $169,393.34, which represents deferred Base Monthly Rent for the months of August and September, 2020.

5.Multi-Tenant NNN Lease. Lessor and Lessee acknowledge that, prior to the Surrender Date, Lessee shall be the sole occupant of the Project. From and after the Surrender Date, Lessor intends to market and lease the Surrendered Space to another lessee, thereby converting the single-tenant Project to a multi-tenant Project. Accordingly, from and after the Surrender Date:

a.Common Areas. As used in the Lease, the term "common areas" means any walkways, driveways, parking areas, and other improvements and facilities now or hereafter constructed surrounding, servicing or appurtenant lo the Building that are located outside the Building and/or within the Building and that are designated from time to time by Lessor as common areas appurtenant to the Building. Lessee shall have the right to use the nonexclusive use of the common areas, if any, located within the Building, and the non-exclusive use of the areas located outside of the Building on the Project designated by Lessor from time to time as common areas for the Building and the Project. subject to (A) the provisions of any covenants, conditions and restrictions regarding the use thereof now or hereafter recorded against the Project, and (8) the rules and regulations attached hereto as Exhibit B (the “Rules and Regulations”) and such other rules, regulations and restrictions as Lessor may make from time to time. Except with Lessor's prior authorization, Lessee may not go on the roof of Building. Lessor reserves the right from time to time to use any of the common areas of the Project, and the roof, risers and conduits of the Building for telecommunications and/or any other purposes, and to make any changes, additions, improvements, repairs and/or replacements in or to the Project, including changes in the location, size, shape and number of entrances, loading and unloading areas, ingress, egress, and common areas; expanding or decreasing the size of the improvements within the Project; temporarily closing any of the common areas while engaged in making repairs, improvements or alterations to the Project; and performing such other acts and make such other changes with respect to the Project as Lessor deems appropriate. As part of Lessor's Maintenance Services, Lessor shall maintain the common areas, including the common restroom areas in the Building and the parking and landscaping areas of the Project.

b.Operating Expenses. Lessee shall be responsible for Lessee's Share of all expenses, costs and amounts of every kind and nature which Lessor shall incur during the Term because of or in connection with the ownership, management, maintenance, repair, replacement (to the extent provided in the Lease) or operation of the Project, including, without limitation, the Management Fee and any expenses incurred by Lessor pursuant to Sections 10 (including without limitation Lessor's Maintenance Services), 11, 17, 22, and 35 of the Lease; provided, however, to the extent any of the foregoing are incurred solely with respect to or for the benefit of the Reduced Premises or as a result of the acts or omission of Lessee or Lessee's agents, employees, contractors, visitors, or invitees, then Lessee shall be responsible for one hundred percent (100%) of the cost thereof.

c.Lessee's Share. As used in this Amendment and the Lease, the term “Lessee's Share” shall mean 80.0%. Lessee's Share was calculated by dividing the number of rentable square feet of the Premises (i.e., 29,830 rentable square feet) by the total rentable square feet in the Building (i.e., 37,307 rentable square feet), and stating such amount as a percentage.

d.Payment of Additional Rent. Lessor shall have the right to continue to invoice Lessee for additional rent as incurred by Lessor, as set forth in the Lease, or Lessor my elect to annually estimate such amounts, computed on the basis of periods of twelve (12) consecutive calendar months, commencing and ending on such dates as may be designated by Lessor, and shall be paid in monthly installments on the first day of each calendar month in the amount estimated by Lessor. Within ninety (90) days after the end of each such annual period, Lessor will determine (and furnish to Lessee a statement showing in reasonable detail) the actual annual charge for such period and the amounts so estimated and paid during such period shall be adjusted within such ninety (90) days (including adjustments on a prorata basis of any partial such period at either end of the demised term) and one party shall pay to the other on demand whatever amount is necessary to effectuate such adjustment.

e.Advertisements and Signs. Any future Lessee signage shall be limited to Lessee's Share of the advertising and signage space Lessor, in its sole discretion, makes available to lessees of the Project, and otherwise subject to the terms of Section 16 of the Lease. With respect to Lessee's existing signage, Lessee acknowledges and agrees that in connection with the widening of North Shoreline Boulevard by the City of Mountain View (the "City"), the existing signage along North Shoreline Boulevard, which is located on City-owned property, may need to be moved to another location at the Project. Lessor and Lessee shall cooperate in good faith with the City and each other in connection with the relocation of such signage.

f.Parking. Lessee shall have the right to use Lessee's Share of the parking spaces available at the Project at no additional cost to Lessee. Notwithstanding anything set forth in this Amendment or in the Lease to the contrary, Lessee shall not have the exclusive right to park in any particular area of the parking lot for the Project. Lessor specifically reserves the right to change the size, configuration, design, layout and all other aspects of the parking lot at any time and Lessee acknowledges and agrees that Lessor may, without incurring any liability to Lessee and without any abatement of rent under this Lease, from time to time, close-off or restrict access to the parking lot for purposes of permitting or facilitating any such construction, alteration or improvements. Lessee shall comply with all rules promulgated by Lessor with respect to the use of the parking lot.

g.Utilities/Building Systems. In addition to the rights granted to Lessor in Section 17 of the Lease, Lessor shall have the right, but not the obligation, to undertake alterations and improvements to the Project and Reduced Premises to separate the utilities made available to the Reduced Premises and the remainder of the Project, including without limitation, installing separate meters and submeters for the Reduced Premises, Surrendered Space and Project common areas. Lessor shall also have the right, but not the obligation, to directly contract with the utility providers to provide utility service and to assume the maintenance, repair and replacement obligations for those utility and Building systems that are shared by the entire Building, and if so assumed, the cost thereof shall be treated as a Lessor's Maintenance Services under Section 10 of the Lease. If Lessee's consumption of electricity shall exceed amounts considered by Lessor to be normal for the Premises, Lessee shall pay to Lessor, within 30 days after billing and as additional rent, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Lessor may install devices to separately meter any increased use, and in such event Lessee shall pay, as additional rent, the increased cost directly to Lessor, within 30 days after invoicing, including the cost of such additional metering devices. Lessee agrees that Lessor shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in providing or allowing access to the Premises, furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Lessee or other parties, as the result of any governmental order, decree or other Law, or by any other cause beyond Lessor's reasonable control.

h.Interior Common Areas. Lessor and Lessee acknowledge that as of the date this Amendment, the Surrendered Space is vacant. Lessee further acknowledges and agrees that if as of the Surender Date the Surrendered Space has not been leased by Lessor and is unoccupied, notwithstanding anything in this Lease to the contrary, Lessee shall be responsible at its sole cost and expense for the cleaning and servicing of the restrooms and the access area to such restrooms located in the Building (collectively, the “Restroom Areas”). If Lessor leases the Surrendered Space to another tenant, from and after the date that the tenant commences occupancy of the Surrendered Space, Lessor shall assume the responsibility for the maintenance, repair, cleaning, and servicing of the Restroom Areas, and in such event Lessee shall be responsible for Lessee's Share of the costs thereof as part of Lessor's Maintenance Services.

i.Loading Doors and Dock Areas. Lessee acknowledges and agrees that the loading doors and dock area that are accessed via the interior common area of the Building shall be available for the exclusive use of the tenant of Suite 200 and shall not be used by Lessee. Lessee shall have the exclusive use of the loading doors located within the Premises and the adjacent dock areas.

6.Service Contracts. Lessor may enter into a preventive maintenance contract with a qualified service company satisfactory to Lessor providing for periodic repair and maintenance of the roof and other Building Systems, including the HVAC system servicing the Premises and other areas of the Building, including without limitation replacement of filters, oiling and lubricating of machinery, adjustment of drive belts, oil changes, weather proofing of all exposed HVAC equipment and ducts, parts replacement and other preventive maintenance. Lessor may enter into a preventive maintenance contract with a qualified service company satisfactory to Lessor providing for periodic inspection of the roof of the Building and for repair and maintenance thereof, including without limitation patching of any worn areas, replacement of all or any portion of the roof membrane when necessary, caulking and repair of flashing. Lessee shall be responsible for Lessee's Share of the costs of all such repairs, maintenance and servicing.

7.Pandemic Guidance. The parties acknowledge and agree that as a result of the COVID-19 outbreak, state, federal and local governmental authorities have declared an emergency and have issued or adopted, and may hereafter issue or adopt, orders, ordinances, requirements, guidance and other policies and Laws intended to protect the health and wellbeing of members of the public relating to COVID-19 and/or other epidemics or pandemics (collectively, “Pandemic Guidance”). Lessee further acknowledges and agrees that Lessor shall have the right to adopt additional rules and procedures governing the use of the common areas as Lessor may in good faith determine to be necessary or appropriate to ensure compliance with the Pandemic Guidance and the safety of tenants, contractors, vendors, visitors, customers and others using the Premises and the Property, including without limitation rules and procedures regarding cleaning and sanitation, social distancing, hygiene, the wearing of face coverings, or other personal protective equipment, and restrictions on access to and the use of the Premises, including restricting or preventing access to the Premises as reasonably required to comply with Pandemic Guidance. Lessee shall comply with all Pandemic Guidance and such rules and procedures. Notwithstanding the foregoing or any other provision of this Amendment to the contrary, Lessee waives any claims for rental abatement arising under applicable laws, including without limitation any statutory or common law theories of force majeure, frustration of purpose, impossibility, or similar doctrines, to the extent relating to Lessee's rights or claims to receive rental abatement or to terminate this Amendment in connection with any epidemic or pandemic, including without limitation as the result of Lessor's rules, procedures and directives relating to complying with Pandemic Guidance.

8.Certified Access Specialist Disclosure For purposes of Section 1938 of the California Civil Code, Lessor hereby discloses to Lessee, and Lessee hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). Pursuant to Section 1938, Lessor makes the following disclosure: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs to correct violations of the construction related accessibility standards within the premises." Pursuant to Section 1938 of the Civil Code, upon at least 30 days' prior written notice to Lessor, Lessee shall have the right to require a CASp inspection of the Premises. If Lessee requires a CASp inspection of the Premises, then: (i) Lessor and Lessee shall mutually agree on the arrangements for the time and manner of the CASp inspection during such 30-day period; (ii) Lessee shall be solely responsible to pay the cost of the CASp inspection as and when required by the CASp; and(iii) Lessee shall pay to Lessor, as and when required by Lessor, the cost of making any repairs to correct violations of the construction related accessibility standards within or relating to the Premises.

9.Brokers. Each party warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment. Lessee shall indemnify and hold Lessor, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents, harmless from all claims of any brokers c1aiming to have represented Lessee in connection with this Amendment. Lessor shall indemnify and hold Lessee, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents, harmless from all claims of any brokers claiming to have represented Lessor in connection with this Amendment.

10.Notices. For purposes of Section 23 of the Lease, notices given by Lessee to Lessor shall be addressed as follows: ZIC 1215 Terra Bella LLC, 235 Montgomery Street, Suite 415, San Francisco CA 94104 (Attention: John Zappettini and Kate Jorgensen). In addition, all requests by Lessee to Lessor for maintenance, repairs or other services to be performed by Lessor shall be addressed to Lessor's property management team (the "Lessor's PM Team") by email at the following email address: pm@zappettini.com. All communications to Lessee with respect to routine maintenance and operational matters concerning the Premises shall be addressed to Lessee's facilities manager at the following email address: Scott Lavigne (slavigne@iridex.com).

11.No Claims. Lessee acknowledges and agrees that Lessor is not in default of the Lease and that Lessee currently has no defense, set-off, counterclaim or challenge against the payment of any sums owing under the Lease, or the enforcement of any of the terms or conditions thereof.

12.Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, epidemics, pandemics or other public health emergencies, including government-mandated shutdowns, closures, and shelter-in-place orders, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Lessee pursuant to the Lease (collectively, “Force Majeure”), notwithstanding anything to the contrary contained in this Amendment, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Amendment specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.

13.Contingency. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, LESSOR AND LESSEE HEREBY AGREE AND ACKNOWLEDGE THAT THIS AMENDMENT IS EXPRESSLY CONTINGENT UPON AND SUBJECT TO RECEIPT OF CONSENT FROM THE LENDER OF LESSOR TO THIS AMENDMENT. THE FOREGOING CONTINGENCY IS FOR THE SOLE BENEFIT OF LESSOR AND MAY BE WAIVED ONLY BY LESSOR IN WRITING. IF THE FOREGOING CONTINGENCY IS NOT SATISFIED OR WAIVED IN WRITING BY LESSOR ON OR PRIOR TO THE SURRENDER DATE, THEN THIS AMENDMENT SHALL AUTOMATICALLY TERMINATE, BE DEEMED VOID AB INITIO AND OF NO FURTHER FORCE OR EFFECT.

14.Environmental Disclosures. Lessee acknowledges that Lessee is familiar with the condition of the Premises and the Project, including the matters disclosed in Exhibit C to this Amendment (the “Existing Environmental Contamination”). Pursuant to Section 35.3 of the Lease, Lessee shall not be responsible for contamination of the Premises or the Project relating to the Existing Environmental Conditions except to the extent caused or exacerbated in whole or in part by Lessee or its agents, employees, contractors or other invitees. California’s Safe Drinking Water and Toxic Enforcement Act of 1986, also known as Proposition 65, requires businesses to provide "clear and reasonable" warnings before exposing individuals to chemicals known to the state to cause cancer or reproductive toxicity. (Health and Safety Code §25249.6.) As a result of the matters described in Exhibit C, out of an abundance 'of caution, Lessor provides the following environmental exposure warning, consistent with applicable regulatory provisions of Proposition65. (27 Cal. Code Regs. §25600 et seq.) Lessee hereby acknowledges that Lessee has reviewed and understands the following environmental exposure warning applicable to the building located at the Real Property:

WARNING: Entering this area can expose you to chemicals known to the State of California to cause cancer and birth defects or other reproductive harm, including trichloroethene (also known as trichloroethylene or TCE), from the inhalation of indoor air that has been potentially impacted by groundwater contamination present beneath the building. For more information go to www.P65Warnings.ca.gov.

15.Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance in the sum of $40,000.00 (the “Improvement Allowance”) to reimburse Tenant for the actual third party costs relating to hard and soft costs of making improvements which are permanently affixed to the Premises (but not for purchase of trade fixtures, signage, furniture, equipment or inventory). The Improvement Allowance shall be available for disbursement pursuant to the terms hereof only if each of the conditions for the disbursement set forth in this Section 15 has been satisfied within twelve (12) months following the date of this Amendment. If such conditions have not been satisfied by such date, Landlord shall have no further obligation to disburse or to provide Tenant with a credit for the Improvement Allowance, and Tenant's right to receive the Improvement Allowance or any credit on account thereof shall be deemed to have been waived. The Improvement Allowance, to the extent payable hereunder, shall be paid to Tenant within thirty (30) days following the date that that Tenant shall have delivered to Landlord (a) reasonably detailed paid invoices from Tenant's contractors and vendors for the improvements and related costs for which the Improvement Allowance is to be disbursed, (b) signed permits for an such improvements, (c) properly executed unconditional mechanics lien releases in compliance with both California

Civil Code Section 8132 and Section 8134 from all contractors and subcontractor, and (d) final as-built drawings.

16.Other Terms and Conditions. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. Except as expressly amended by this Amendment, all other terms and conditions of the Lease shall remain in full force and effect.

17.Counterparts. This Amendment may be executed in counterparts. all of which taken together shall constitute the same agreement. Further, photocopies and/or electronic copies (including, but not limited to PDF signatures) that are faxed or scanned or that are executed and delivered by an electronic signature platform (such as DocuSign) shall be deemed as valid as an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the partied hereto have signed this Amendment as of the day and year first above written.

LESSOR:			LESSEE:
ZIC 1212 TERRA BELLA LLC, a Delaware limited liability company			IRIDEX CORPORATION, a Delaware limited liability company

By:	/s/ John Zappettini		By:	/s/ Patrick Mercer
	Name:	JOHN ZAPPETTINI		Name:	PATRICK MERCER
	Title:	PRESIDENT		Title:	COO

Exhibit A

Drawing Depicting Surrendered Space and Reduced Premises

SUITE 100
SUITE 200

SUITE 100
SUITE 200
SUITE 100
SUITE 200
COMMON AREA

DESIGN EVEREST INC

T-1

Exhibit B

RULES AND REGULATIONS

Lessee shall faithfully observe and comply with the following Rules and Regulations. Lessor shall not be responsible to Lessee for the nonperformance of any of the Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building.

1.Lessee shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Lessor's prior written consent. Lessee shall bear the cost of any lock changes or repairs required by Lessee. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed.

2.Lessor reserves the right to close and keep locked all entrance and exit doors of the Building not exclusively serving the Premises during such hours as are customary for comparable buildings in the vicinity of the Building. Lessee, its employees and agents must be sure that the doors to the Premises are securely closed and locked when leaving the Premises.

3.No furniture, freight, packages, supplies, equipment or merchandise will be left or stored in the common areas or in any public street or sidewalk adjacent to the Premises or the Building. The entire Premises, including vestibules, entrances, parking areas, doors, fixtures, windows and plate glass, shall at all times be maintained in a safe, neat and clean condition by Lessee. All trash, refuse and waste materials shall be regularly removed from the Premises by Lessee and placed in containers at locations designated by Lessor for refuse collection. All cardboard boxes must be "broken down" prior to being placed in recycling bins or trash containers. All styrofoam chips must be bagged or otherwise contained prior to placement in the trash container, so as not to constitute a nuisance. Pallets must be immediately disposed of by tenant and may not be disposed of in the Lessor provided trash container or enclosures. Pallets may be neatly stacked in an exterior location on a temporary basis (no longer than 5 days) so long as Lessor has provided prior written approval.

4.Lessor shall have the right to control and operate the public portions of the Building and the Project, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings in the vicinity of the Building.

5.The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

6.Lessee shall not overload the floor of the Premises. Lessee shall not mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Lessor's consent first had and obtained; provided, however, Lessor's prior consent shall not be required with respect to Lessee's placement of pictures and other normal wall hangings on the interior walls of the Premises (but at the end of the Term, Lessee shall repair any holes and other damage to the Premises resulting therefrom).

7.Lessee shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Lessor or other occupants of the Building or the Project by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therewith.

8.Lessee shall not bring into or keep within the Building, the Project or the Premises any animals, birds, or vehicles.

9.The Premises shall not be used for lodging or for any illegal purposes.

10.No boring or cutting for wires shall be allowed without the consent of Lessor which consent shall not be unreasonably withheld, conditioned or delayed. The location of telephone, call boxes and other office equipment and/or systems affixed to the Premises shall be subject to the approval of Lessor which consent shall not be unreasonably withheld, conditioned or delayed.

11.Lessor reserves the right to exclude or expel from the common areas any person who, in the judgment of Lessor, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

12.Lessee shall not waste electricity, water or air conditioning and agrees to cooperate fully with Lessor to ensure the most effective operation of the Premises within the Building's heating and air conditioning system, and shall refrain from attempting to adjust any controls, if Lessor assumes responsibility for such systems.

13.Lessee shall store all its trash and garbage within the interior of the Premises or in trash disposal areas designated by Lessor. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Building is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways.

14.Lessee shall comply with all safety, fire protection and evacuation procedures and regulations established by Lessor or any governmental agency having jurisdiction.

15.Lessee shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.

16.No awnings or signage shall be attached to the outside walls of the Building without the prior written consent of Lessor which consent shall not be unreasonably withheld, conditioned or delayed. No curtains, blinds. shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Lessor which consent shall not be unreasonably withheld, conditioned or delayed.

17.Lessee shall comply with any non-smoking ordinance adopted by any applicable governmental authority.

18.Areas adjacent to rolling doors and loading docks shall be kept free of debris, freight and other items.

19.Lessor may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Lessor shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Lessor from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building and/or the Project. Lessor reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Lessor's reasonable business judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Lessor shall not be responsible to Lessee or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person. Lessee shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

Exhibit C

Disclosures

The real property at 1212 Terra Bella A venue consists of an approximately 37,166-square foot single story commercial/industrial building situated on approximately 2.7 acres of land in the City of Mountain View, California (collectively, the “Real Property”).

Section 25359.7 of the California Health and Safety Code requires owners and landlords of non-residential real property who know, or have reasonable cause to believe, that any release of hazardous substances has come to be located on or beneath the real property to provide written notice of such conditions to tenants of the real property. Accordingly, Lessor hereby provides, and Lessee hereby acknowledges receipt of, this notice of environmental conditions at the Real Property.

The groundwater beneath the Real Property may have been impacted by contamination originating from a nearby property formerly owned and operated by Spectra-Physics, Inc. (“Spectra-Physics”), located at 1250 West Middlefield Road (the “1250 Middlefield Property”). The Spectra-Physics property was designated a Federal Superfund site in 1991. Since the 1980s, investigation and remediation activities have been performed by Spectra-Physics and its corporate successor, Thermo Fisher Scientific (“Thermo Fisher”), under the oversight of the Regional Water Quality Control Board, San Francisco Bay Region (the “Water Board”).

Shallow groundwater beneath the 1250 Middlefield Property and possibly the Real Property is impacted by chlorinated volatile organic compounds (“VOCs”), primarily trichloroethene (“TCE”) and its breakdown product, cis-I, 2 -dichloroethene. The highest TCE concentration in groundwater was detected in a sample located on the up-gradient (southern) boundary of the Real Property boundary (indicating off-site, up-gradient source(s) of the VOC-impacted groundwater) and the detected concentrations were relatively consistent across the Real Property. The VOC-impacted groundwater migrates north and merges with the VOC-impacted groundwater plume at the real property formerly owned and operated by Teledyne Semiconductor (“Teledyne”) located at 1300 Terra .Bella A venue, which was designated a Federal Superfund site in 1987. Spectra-physics and Teledyne have been jointly remediating the commingled groundwater plume. A low concentration of 1, 1-Dichloroethene was detected in one soil sample at the Real Property, though subsequent soil testing did not confirm that finding or produce any similar detections.

Cleanup of the Spectra-Physics and Teledyne Superfund Sites is administered by the US Environmental Protection Agency (“EPA”). The Superfund program is designed to regulate the cleanup of sites contaminated with hazardous substances. For these sites and several other Superfund sites in Silicon Valley, the EPA delegated regulatory oversight and management to the Water Board. The EPA provides a supervisory and advisory role to the Water Board.

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